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EXHIBIT 99.1

        UnitedGlobalCom, Inc. (ticker: UCOMA, exchange: NASDAQ) News Release-24-July-2002

UGC and Bondholder Committee Reach Agreement in Principle On Recapitalization of United Pan-Europe Communications

        DENVER, July 24 /PRNewswire-FirstCall/—UnitedGlobalCom, Inc. ("UGC") (Nasdaq: UCOMA), the largest shareholder and creditor of United Pan-Europe Communications NV ("UPC"), and an ad-hoc committee representing holders ("Bondholders") of UPC's Senior Notes and Senior Discount Notes (the "UPC Bonds"), announced today an agreement in principle on a recapitalization plan for UPC.

        As expected, the agreed recapitalization will substantially delever UPC's balance sheet through the exchange of approximately $5.4 billion accreted value of debt into equity of a new holding company of UPC ("New UPC").

        The agreement, which is subject to documentation among UGC, UPC and the ad-hoc committee of Bondholders and certain other approvals and conditions, consists primarily of the following key terms:

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  UGC will receive approximately 65.5% of New UPC's equity for the exchange of its $1.6 billion in UPC Bonds and its $918 million Belmarken Loan;

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  Third-party Bondholders will receive approximately 32.5% of New UPC's pro forma equity for the exchange of their $2.9 billion in UPC Bonds;

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  Approximately 2% of the New UPC's pro forma equity will be available for UPC's existing preferred and ordinary shareholders, including UGC;

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  In addition, UGC will agree to purchase up to EUR 100 million in New UPC common stock at the consummation of the UPC restructuring subject to reduction if UPC sells any assets or raises any non-dilutive capital in the interim. UGC will purchase the stock at the valuation implied by the restructuring. The third party Bondholders will have the option to participate pro rata in the equity issuance; and

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  The third-party Bondholders will have certain board representation and minority rights.

        Gene Schneider, Chairman and CEO of UGC, commented: "This is a very good transaction for our stockholders. We are excited about increasing our ownership in our largest and most important operating business. UPC will emerge from this restructuring with one of the strongest balance sheets in the European media and telecom sector at a time when its operations are achieving record financial results."

        Michael Kramer, a managing director at Greenhill & Company, which is serving as advisor to the ad-hoc Bondholder committee, added: "We are pleased to have reached an agreement in principle with UGC and look forward to completing the documentation in the near future."

        The transaction is expected to close in the first quarter of 2003.

        UPC is expected to continue to conduct normal operations during the implementation of the restructuring which will primarily affect financial creditors of UPC. Suppliers of UPC are expected to be paid in the ordinary course of business.

About UnitedGlobalCom

        UGC is the largest international broadband communications provider of video, voice, and data services with operations in 26 countries. At March 31, 2002, UGC's networks reached, in aggregate, 18.9 million homes and nearly 13 million customers, including 11.2 million video customers, 901,500 telephony subscribers and 845,500 high speed Internet access subscribers. In addition, its programming business had approximately 43.6 million subscribers worldwide.

        UGC's significant operating subsidiaries include UPC, the largest pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile; and Austar United Communications, a leading satellite, cable television and telecommunications provider in Australia and New Zealand.

        NOTE: Except for historical information contained herein, this news release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements include consummation of the planned recapitalization of UPC. These risks and uncertainties include agreement upon the form of documentation and receipt of certain approvals and satisfaction of certain conditions.

        The securities to be received in exchange of the debt will not be registered under the Securities Act of 1933 and may not be resold or offered in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be a sale of any of these securities in any state or country in which such offer, solicitation or sale would be unlawful.

  For further information contact:
  Investor Relations / Corporate Communications
  Rick Westerman—Chief Financial Officer
  Phone: (303) 220-6647
  Email: rwesterman@unitedglobal.com

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  EXHIBIT 99.1